EXHIBIT 99.1
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For further information contact:	Media:
AT EMISPHERE TECHNOLOGIES, INC. Elliot M. Maza, CPA, J.D. Chief Financial Officer	BMC Communications Dan Budwick 212-477-9007 ext. 14

914-785-4703

Emisphere Technologies Completes Sale of Common Stock

Company Raises Net Proceeds of $30.8 Million

TARRYTOWN, N.Y., May 16 — Emisphere Technologies, Inc. (Nasdaq: EMIS) announced today that it has completed the sale of 4 million shares of common stock at $8.26 per share, the closing bid price of the Company’s common stock on May 9, 2006, pursuant to Emisphere’s previously filed shelf registration statement, which was declared effective by the Securities and Exchange Commission on May 2, 2006.

ThinkEquity Partners, LLC acted as lead placement agent, with WR Hambrecht + Co, and WBB Securities, LLC, acting as co-placement agents. Proceeds from the offering will be used by Emisphere for general corporate purposes, including further development of its lead clinical programs.

“We are pleased to complete this financing on attractive terms which will allow Emisphere to further develop several of its promising clinical programs,” said Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere. “With a significantly strengthened balance sheet, and many important near-term milestones with our key programs, we are now well positioned to pursue the substantial opportunities inherent in our eligen® technology. With our partner Novartis we are developing three oral peptides/proteins for four major diseases. We have two formulations under development with Roche. These programs are fully funded by our partners. The additional capital just raised will be used to build our pipeline of products which currently includes oral insulin, which recently completed enrollment in a phase II study, oral heparin, and oral acyclovir. We expect to advance a number of additional compounds into human testing on our own and with partners.”

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of drugs that are not currently available or have poor bioavailability in oral form, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission (the “SEC”), including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 11, 2005, as amended by Form 10-K/A filed on March 29, 2005.

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